[MARGATE LETTERHEAD]






                              June 12, 2001



Mr. Juan Carlos Carranza
USA Teleport, Inc.
16555 N.W. 13th Avenue
Miami, FL  33169

Re:  Margate Industries, Inc. - USA Teleport, Inc.

Dear Mr. Carranza:

This letter will confirm the intent of Margate Industries, Inc. ("Margate") to enter into negotiations with USA Teleport, Inc. ("USA Teleport") for the purpose of effecting a merger between Margate and USA Teleport on the following terms:

1. USA Teleport will merge with and into a wholly owned subsidiary of Margate (the "Merger"). Upon the effective date of the Merger, each of the 3 million currently outstanding shares in USA Teleport will convert to 1.5 shares of Margate so that the existing USA Teleport shareholders will receive a total of 4.5 million shares of Margate common stock; also as of the effective date, the ownership of the current Margate shareholders will be increased from the current amount of approximately 1.9 million shares to 4.5 million shares so that the existing shareholders of Margate and USA Teleport will have equal ownership of Margate post-merger.

2. The Board of Directors of Margate post-merger will consist of two individuals selected by the current Margate Board of Directors (these individuals will presumably be Bill Hopton and Dave Widlak) and two individuals selected by the current USA Teleport Board of Directors (presumably Juan Carlos Carranza and Noemi Dolinsky) plus three independent directors to be selected by agreement of the current Margate and USA Teleport Boards of Directors.

3. As a result of the Merger, USA Teleport will become a wholly owned subsidiary of Margate, will retain its existing management and Board of Directors. The existing management of USA Teleport will be retained and employment agreements will be entered into with Juan Carlos Carranza and Noemi Dolinsky. The existing members of the Board of Directors of USA Teleport shall retain their seats. An additional

Juan Carlos Carranza
USA Teleport, Inc.
June 12, 2001
Page 2

     director or directors may be appointed to the Board of Directors of USA Teleport as may be agreed by the parties.

4. The current Margate Board of Directors will serve as the Boards of Directors of Margate's current operating subsidiaries. An additional director or directors may be appointed to the Boards of Directors of the Margate operating subsidiaries as may be agreed by the parties.

5. The parties have not yet determined whether the shares in Margate to be issued to USA Teleport shareholders pursuant to the Merger will be registered or restricted shares. This determination will be made by the parties in negotiating the definitive agreement based upon the timing impact a full registration will have upon the proposed Merger.
     Accordingly:

     A. In the event the parties determine that an S-4 Registration Statement will be filed with the SEC resulting in the registration of the shares issued in the Merger, the currently existing members of the Margate Board of Directors and all USA Teleport shareholders shall enter into a "Lockup Agreement" by which each of said individuals will agree to restrictions on the disposition of the shares received by them in the Merger until the effective date of the S-4 Registration Statement with respect to the shares.

     B. In the event the parties determine it advisable to proceed with the Merger on the basis of the filing of a proxy information statement which will result in restricted shares being issued in the Merger, then:

          i. Margate will agree to file an S-3 Registration Statement three months following the effective date of the Merger in order to register the shares issued in the Merger; and

          ii. The currently existing members of Margate's Board of Directors will agree to restrictions on all shares of Margate owned by them, including those received by them as a result of the Merger, which shall coincide with the restrictions on shares received by USA Teleport shareholders in the Merger.

6. After execution of this Letter of Intent and while the parties are negotiating the definitive agreement, Margate agrees that it will enter into a loan agreement with USA Teleport which will provide as follows:

Juan Carlos Carranza
USA Teleport, Inc.
June 12, 2001
Page 3

     A. Margate will loan USA Teleport the sum of $100,000 for USA Teleport's working capital purposes. The loan will bear interest at the rate of 6% simple interest with interest payable monthly.

     B. The loan will be secured by 30,000 shares of USA Teleport common stock.

     C. USA Teleport will agree not to issue any additional shares of common stock while the loan is outstanding except for an amount of up to 300,000 common shares which may be sold for fair market value.

     D. Upon the execution of a definitive agreement for the Merger and USA Teleport shareholder approval of the Merger, Margate will loan USA Teleport an additional $450,000 for working capital which will be secured by an additional 135,000 shares of USA Teleport common stock. Interest rate and payment terms will remain the same as the initial loan referenced in paragraph 6(A) above.

     E. Upon the closing of the Merger, the 165,000 shares and the security interest in said shares will be cancelled and the obligations will become an intracompany receivable.

     F. In the event this Letter of Intent or a definitive agreement, as applicable, terminates without a closing, the outstanding loan balance will be payable on such terms as made be agreed between Margate and USA Teleport, in the absence of such agreement, over a term not exceeding 24 months.

It is intended that this Letter of Intent shall be non-binding and non-contractual in nature and merely reflects the intentions of the parties to proceed in good faith towards negotiations of a definitive agreement with respect to the Merger; provided, however, Margate agrees to enter into the loan agreement described in paragraph 6 above at USA Teleport's request at any time while this Letter of Intent remains in effect.

The parties agree to cooperate and seek concurrence with each other in connection with any public announcements to be made with regard to the Merger; provided, that the parties acknowledge Margate's responsibility as a public reporting company to issue press releases and other information as may be required under the securities laws.

Juan Carlos Carranza
USA Teleport, Inc.
June 12, 2001
Page 4


Upon execution of this Letter of Intent, the parties agree to allow access to each other's principals, attorneys, accountants and other advisors for customary due diligence in connection with the negotiation of a definitive Merger agreement. Any information, documents or other materials disclosed by either party to the other during the due diligence process shall remain confidential and used only by the parties in connection with the proposed Merger transaction. All copies of such materials shall be returned to the respective party providing the same in the event of the termination of this Letter of Intent or the definitive agreement in the event a closing does not occur. Each party will bear its own expenses in connection with the proposed Merger transaction.

Either party shall have the ability to terminate this Letter of Intent upon written notice to the other party and, in any event, this Letter of Intent shall terminate automatically upon the execution of a definitive agreement or, in the event a definitive agreement has not been entered into between the parties, as of July 31, 2001.

We look forward to working with you in an attempt to negotiate a successful Merger transaction. Please sign this letter below to indicate your agreement to the terms of this Letter of Intent.

                              Very truly yours,

                              MARGATE INDUSTRIES, INC.



                              /s/ WILLIAM H. HOPTON
                              William H. Hopton

WHH/lm


Agreed to:

USA Teleport, Inc.


By:  /s/ JUAN CARLOS CARRANZA

Its: Juan Carlos Carranza